Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frank W. Wingate
July 21, 2004	President and
Chief Executive Officer
(864) 297-6333

NEW COMMERCE BANCORP REPORTS SECOND QUARTER RESULTS

GREENVILLE, SC - New Commerce BanCorp (OTC Bulletin Board: NCBS.OB), parent company of New Commerce Bank, reported second quarter 2004 net income of $59,434, or $0.06 per diluted share, compared to net income of $12,281 or $0.01 per diluted share, for the same period in 2003.

For the six-month period ended June 30, 2004, net income was $83,110, or $0.08 per diluted share, compared to net income of $18,634, or $0.02 per diluted share, for the six -month period ended June 30, 2003.

Assets totaled $93.1 million at June 30, 2004 and represented a $22.9 million increase from June 30, 2003. The loan portfolio increased $15.3 million to $63.5 million from June 30, 2003 and represented 68% of total assets. Non-performing loans totaled $521,000, or 0.82% of total loans, as of the end of the quarter. Total deposits were $76.1 million at June 30, 2004, a $20.7 million increase from the second quarter of 2003.

New Commerce Bank has two offices serving individual and business clients in the Golden Strip area of Greenville County. The main office is located on East Butler Road at I-385 and the Five Forks office is located on Woodruff Road at Batesville Road in Simpsonville.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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NEW COMMERCE BANCORP AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

STATEMENT OF INCOME DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net interest income	$708	$519	$1,379	$1,043
Provision for loan losses	26	69	89	113
Non-interest income	157	206	279	307
Non-interest expense	745	637	1,437	1,207
Income before income tax expense	94	19	132	30
Income tax expense	35	7	49	11
Net income	59	12	83	19
Basic earnings per share	$0.06	$0.01	$0.08	$0.02
Diluted earnings per share	$0.06	$0.01	$0.08	$0.02
Weighted average shares outstanding:
Basic	1,000,000	1,000,000	1,000,000	1,000,000
Diluted	1,038,522	1,018,332	1,041,928	1,018,148

BALANCE SHEET DATA:

	June 30,
	2004	2003
Total assets	$93,064	$70,116
Total earning assets	86,619	64,036
Gross loans	63,497	48,243
Allowance for loan losses	704	603
Investment securities	17,149	12,172
Total deposits	76,147	55,433
Total interest-bearing deposits	62,779	47,478
Other borrowings	7,250	4,075
Total liabilities	84,548	61,305
Shareholders' equity	8,516	8,811
Book value per share	$8.52	$8.81

SELECTED RATIOS

	June 30,
	2004	2003
Net interest margin	3.50%	3.64%
Allowance for loan losses as
a percentage of gross loans	1.11%	1.25%
Gross loans to deposits	83.39%	87.03%
Non-performing loans to gross loans	0.82%	0.00%
Net charge-offs (recoveries) to
average loans	0.18%	0.01%
Capital ratios (Bank only):
Tier 1 capital (to risk-weighted assets)	11.47%	12.25%
Total capital (to risk-weighted assets)	12.45%	13.28%
Leverage ratio (to average assets)	9.54%	10.95%